UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 30, 2011

_______________________

CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1  Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Amendment of Credit Facility

On June 30, 2011, CryoLife, Inc. (the “Company” or “CryoLife”) and certain of its subsidiaries amended CryoLife’s Credit Facility (the “Credit Facility”) with General Electric Capital Corporation (“GECC”), as lender, letter of credit issuer, and agent for all lenders.
The amendment extends the term of the Credit Facility from June 30, 2011 to August 31, 2011.  The amendment also provides that CryoLife may make investments consisting of up to $3,500,000 of preferred stock in and up to $2,500,000 in advances, loans and extensions of credit to ValveXchange, Inc. (“ValveXchange”) without violating the terms of the Credit Facility.  Additionally, with respect to the fiscal quarter ended June 30, 2011 only, the amendment reduces from $20,000,000 to $17,500,000 the minimum adjusted EBITDA requirement, as defined within the agreement.

As of July 6, 2011, there were no amounts outstanding under the Credit Facility.  The Company has a $157,000 letter of credit from GE under the Credit Facility. The other material terms of the Credit Facility remain unchanged.  A description of these terms, incorporated herein by reference, is contained in the Company’s Current Reports on Form 8-K filed March 27, 2008, January 14, 2010, June 3, 2010, and March 8, 2011.

Transaction with ValveXchange

On July 6, 2011, CryoLife entered into an agreement with ValveXchange pursuant to which it purchased $3,500,000 of preferred stock of ValveXchange at a purchase price of $1.46973 per share.  Dividends accrue at a rate of 8% per annum on each share of preferred stock and are only payable when and if declared by the ValveXchange Board of Directors.  ValveXchange cannot pay cash dividends on its common stock without first paying the accrued dividends on its preferred stock.  Each share of ValveXchange preferred stock is convertible at any time, at the option of the holder, into common stock, with the number of shares of common stock determined by dividing the sum of the original preferred share issue price by the conversion price in effect at the time of conversion.  The current conversion price in effect in the ValveXchange certificate of incorporation is $1.46973, allowing for the conversion of each preferred share owned by CryoLife into a common share, and the conversion price will be adjusted pursuant to the ValveXchange certificate of incorporation in order to prevent dilution of the preferred shares.  Upon conversion, holders of preferred shares are also entitled to receive any unpaid dividends that have accrued with respect to the preferred shares, regardless of whether the dividends have been declared.  The holders of record of shares of ValveXchange preferred stock, exclusively and as a separate class from the common stock, are entitled to elect one director of ValveXchange and vote together with the holders of ValveXchange common stock as a single class in other matters, in proportion to the number of shares at which the preferred stock may be converted into common stock.  CryoLife’s investment is currently equivalent to an approximately 19 percent equity ownership in ValveXchange and 90% of ValveXchange’s outstanding preferred stock.  Through August 5, 2011, ValveXchange may sell up to 2,801,128 additional shares of preferred stock to other investors, subject to certain conditions.

Pursuant to the agreement, CryoLife also acquired the right to negotiate with ValveXchange for European distribution rights with respect to ValveXchange’s proprietary heart valve exchange system, including its Vitality™, Vanguard™ and other exchangeable valve systems, and a right of first refusal to acquire ValveXchange for a period that extends through the completion of certain commercialization milestones.  As part of the agreement, CryoLife will provide up to $2,000,000 in additional debt financing to ValveXchange through a revolving credit facility, provided that certain conditions are met prior to each advance.  Outstanding balances will bear interest at a rate of 8% per annum.  The credit facility will terminate December 31, 2018; provided, however, that at any time after December 31, 2015, CryoLife may terminate the credit facility and the amount outstanding will become due within twelve months of termination.  Upon any events of default under the credit facility, CryoLife may accelerate payments and declare any or all obligations under the credit facility to be immediately due and payable.

ValveXchange is a private medical device company developing a lifetime heart valve replacement technology platform featuring exchangeable leaflets.

The transaction with ValveXchange was announced by the Company in a press release dated July 7, 2011, a copy of which is attached hereto as Exhibit 99.1.

Section 2 — Financial Information

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of CryoLife’s agreement to provide up to $2,000,000 in additional debt financing to ValveXchange through a revolving credit facility as set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Section 9   Financial Statements and Exhibits.

Item 9.01(d)  Exhibits.

(a) Financial Statements.
Not applicable.

(b) Pro Forma Financial Information.
Not applicable.

(c) Shell Company Transactions.
Not applicable.

(d) Exhibits.

Exhibit Number	Description

99.1*	Press release dated July 7, 2011

* This exhibit is furnished, not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: July 7, 2011	By:	/s/ D.A. Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief
Operating Officer and Chief
Financial Officer